Exhibit 10.1

CONFIDENTIAL TRANSITION AGREEMENT AND RELEASE

This Confidential Transition Agreement and Release (this “Agreement”) is entered into by and between John Stuart (“Executive”) and Irvine Sensors Corporation (the “Company” or “Irvine Sensors”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Employment Agreement between the Company and the Executive effective December 23, 2010, a copy of which is attached to and incorporated within this Agreement (Exhibit A, the “Employment Agreement”).

RECITALS

A. Executive was the Senior Vice President of Finance, Chief Financial Officer, Secretary, Treasurer, principal financial officer and principal accounting officer of Irvine Sensors. Executive has resigned from his positions as the Chief Financial Officer, Secretary, principal financial officer and Treasurer effective as of October 25, 2011 and will be transitioning from the Company, beginning on the Effective Date and ending his employment by retiring on December 31, 2011 (the “Retirement Date”).

B. Executive holds the following outstanding options to purchase shares of the Company’s or its subsidiary’s Common Stock as indicated below (collectively the “Options”), which Options were granted under the Company’s equity plans identified below:

No.	Grant Date	Original No. of Option Shares (post splits) (1)	Exercise Price	Option Shares Previously Exercised	Option Shares Vested and Outstanding as of the Retirement Date (2)	Equity Plan Covering Option	Option Subject to Ordinary Retirement	Expiration Date
1	03/10/11	4,000,000	$0.15	0	4,000,000	2011 Omnibus Incentive Plan	Yes	03/09/21
2	12/24/10	4,000,000	$0.09	0	4,000,000	2010 Non-Qualified Stock Option Plan	Yes	12/23/20
3	08/07/10	40,000	$0.16	20,000	20,000	2006 Omnibus Incentive Plan	Yes	08/06/20
4	03/05/08	30,000	$13.00	0	30,000	2006 Omnibus Incentive Plan	Yes	03/04/18
5	09/20/05	7,500	$26.40	0	7,500	2003 Stock Incentive Plan	No	09/19/15
6	03/02/04	15,000	$36.20	0	15,000	2003 Stock Incentive Plan	No	03/02/14
7	04/16/02	2,400	$11.60	0	2,400	2001 Non Qualified Stock Option Plan	No	04/16/12

Total ISC Options		8,094,900			8,074,900

iNetworks Option
8	05/25/02	250,000	$0.01	0	250,000	iNetworks Corporation 2000 Stock Option Plan	Yes	05/25/12

(1)	All option shares are to purchase shares of the Company’s common stock, except for Option 8, which is an option to purchase shares of common stock of the Company’s subsidiary, iNetworks Corporation
(2)	Gives effect to the acceleration of such options upon Ordinary Retirement in accordance with this Agreement.

C. Irvine Sensors and Executive (collectively, the “Parties” or each a “Party”) wish to preserve the goodwill that exists, and resolve all disputes between them, including but not limited to any matters pertaining to Executive’s employment with the Company and all claims that could have been asserted up to and including through the Retirement Date.

AGREEMENT

Based upon the foregoing, and in consideration of the mutual promises contained in the Agreement, Executive and Irvine Sensors, for its benefit and the benefit of the Company, the Parties agree as follows:

1. Consideration.

1.1 Effective Date. The “Effective Date” of this Agreement shall be the date of receipt of this fully executed Agreement from Executive. Executive represents he has the full power and authority to enter into this Agreement.

1.2 Options/Stock. The Parties agree that Options 1, 2, 3, 4 and 8 (collectively, the “Continuing Options”) are subject to “Ordinary Retirement” and accordingly, any unvested amounts thereunder will vest in full on the Retirement Date and shall remain outstanding for the balance of the term of such Continuing Options notwithstanding the termination of Service of Executive. The Parties further agree that Options 5, 6 and 7 shall not be subject to Ordinary Retirement and shall terminate on the close of business on the Retirement Date. The remaining terms and conditions of the Continuing Options shall remain as set forth in the original option documentation for such Continuing Options. Executive agrees that except as set forth above, Executive does not hold or own other options, warrants or other rights to acquire any securities of equity interests in the Company or any of its subsidiaries or affiliated companies,, and agrees that any options in any subsidiaries or affiliated companies that he may currently own or hold (other than Option 8 above) shall terminate and be cancelled upon the Retirement Date. Executive also confirms that he does not hold any outstanding securities or other equity interests in the Company’s subsidiaries except as follows: 250,000 shares of common stock of iNetWorks Corporation, 15,000 shares of common stock in MicroSensors, Inc., and 32,500 shares of common stock of RedHawk Vision, Inc.

1.3 Salary and Benefits. The Parties agree that upon the eighth calendar day following the Effective Date, Executive hereby resigns from any positions he currently holds with any of the Company’s subsidiaries and related entities. Subject to Executive’s compliance with the terms and conditions of this Agreement and provided he has not revoked the Agreement, beginning on the Effective Date Executive shall continue in employment with the Company as an at will employee in the position of Senior Vice President of Finance and Chief Accounting Officer until the Retirement Date at an annual base salary of $260,000, less applicable payroll withholdings that the Company deems necessary and advisable (“Base Salary”). Executive’s employment shall terminate at the close of business on the Retirement Date and on that date, he shall become entitled to the Severance Benefits set forth in Section 6(e)(i) of the Employment Agreement, with the exception that the Parties hereby agree that in lieu of any payments to the Executive under Section 6(e)(i)(4)to continue any existing healthcare benefits pursuant to COBRA under the Company’s group plans for the Executive and his immediate family and/or eligible dependents, the Company shall instead pay Executive on a pre-tax basis a fixed sum of

/s/ JJS
Executive’s Initials

$19,500, in three (3) equal $6,500 payments made on or before January 6, 2012, June 8, 2012 and January 4, 2013. For purposes of clarity, salary continuation payments made to Executive pursuant to the Employment Agreement and this Agreement shall be made to Executive over the twenty-four (24) month period following the Retirement Date, which consists of calendar years 2012 and 2013, at the rate of $260,000 per annum (for a total of $520,000), less applicable withholdings that the Company deems necessary and advisable. The Parties acknowledge that such salary continuation payments shall be reported as income pursuant to Form W-2. The Parties contemplate that the salary continuation payments will be made in equal bi-weekly increments concurrent with the Company’s regular payroll so long as such interval remains the Company’s regular pay practice. In the event that the Company’s regular pay practice is modified, the timing of the salary continuation payments will be modified to correspond to the changed practice, and the amount of each salary continuation payment shall be recalculated to ensure that the remaining unpaid aggregate salary continuation obligations are paid in equal increments. As a condition to receiving any such Severance Benefits, Executive shall provide an additional release to the Company on or after the Retirement Date in substantially the form set forth in Section 4 below covering any claims that could have been asserted up to and through the Retirement Date. As of October 2, 2011, Executive had 31.255 days (250.04 hours) of accrued but unused vacation (“Paid Time Off”). Executive shall continue to accrue additional vacation and be eligible for sick and personal time according to the Company’s existing payroll policies for the period subsequent to October 2, 2011 through the Retirement Date.

1.4 Duties. Until the Retirement Date, Executive shall continue to perform the following services for the Company:

Working under the direction of the Chief Financial Officer: (a) oversee and assist in the preparation of monthly financial statements and assist with the Company’s filings with the Securities and Exchange Commission; (b) summarize and forecast business activity and financial position; (c) oversee the operation of accounting and tax activities; (d) ensure timely and accurate reporting of monthly, quarterly and annual financial statements for operating units; (e) oversee accounting policies and systems; (f) oversee and assist in the preparation of various year-end audit schedules and act as primary interface with outside CPA and legal teams related to audit reporting and compliance issues.

Executive shall also perform such other lawful duties as may be assigned from time to time by the Chief Executive Officer or Chief Financial Officer. During this time, Executive shall work at least five (5) days per week unless Executive is on approved sick, personal or vacation time.

1.5 Accrued Obligations; Death and Disability. If Executive’s employment with the Company is terminated for any reason or for no reason, the Company shall pay to Executive: (i) Executive’s unpaid Base Salary that has been earned through the termination date of his employment; (ii) Executive’s accrued but unused Paid Time Off; and (iii) any accrued but unreimbursed business expenses or other payments that may then be required to be paid to Executive under applicable law. The provisions of the Employment Agreement relating to Death and Disability (including without limitation Sections 6(c) and 6(d)) shall apply with equal force and effect to this Agreement. In the event that the Executive’s employment is terminated by the Company without reason or for any reason without Cause (other than upon Death or Disability) or due to the Executive’s resignation for Good Reason (as defined in the Employment

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Agreement) prior to the Retirement Date, Executive shall continue to be entitled to receive the Severance Benefits specified in Section 6(e)(i) of the Employment Agreement as modified and clarified in Section 1.3 hereof.

2. Confidentiality and References. Except to the extent as otherwise publicly disclosed in the Company’s filings with the Securities and Exchange Commission, Executive agrees that he will not disclose to others (i) the fact or terms of this Agreement, (ii) the amounts referenced in this Agreement, or (iii) the fact of the payment of these amounts, except that he may disclose such facts to his attorneys, accountants, insurers or his professional advisors to whom the disclosure is necessary to effect the purpose for which the professional has been consulted, provided that the professional agrees to be bound by his confidentiality provision. Nothing contained in this paragraph shall preclude Executive from revealing or describing his employment with Irvine Sensors to prospective employers; provided however, such disclosure shall be limited to the fact that he was employed by Irvine Sensors, the dates of his employment and the nature of his job responsibilities, the level of his accomplishments with Irvine Sensors. Irvine Sensors will agree to code the separation of employment of Executive to be Retirement. Executive agrees to list Human Resources at Irvine Sensors as the appropriate person to whom references are directed and all references will confirm only the dates of employment, position held and annual salary.

3. Taxes and Fees. Notwithstanding the tax deductions set forth in Paragraph 1.3 above, Executive shall pay in full when due, and shall be solely responsible for, any and all federal or state income taxes that may be assessed against him relating to the payments received by Executive as well as all interest or penalties that may be owed in connection with such taxes. Executive further his agrees to indemnify and hold harmless Irvine Sensors from any and all claims related to or arising from his responsibility to pay taxes associated with the payments set forth herein.

4. Release.

4.1. Release. Executive, on behalf of himself, and his successors, heirs, and assigns, hereby forever relieves, releases, and discharges Irvine Sensors and its respective subsidiaries, parents, brother and sister corporations, and related or affiliated companies, as well as each of their respective past, present and future officers, directors, administrators, stockholders, employees, agents, successors, assigns, attorneys and representatives, and any insureds and insurers of those entities, and any entity owned by or affiliated with any of the above (hereinafter known collectively as the “Company Parties”), from any and all claims, debts, liabilities, demands, obligations, liens, promises, acts, agreements, costs and expenses (including but not limited to attorneys’ fees), damages, actions, and causes of action, of whatever kind or nature, including but not limited to any statutory, civil, administrative, or common law claims, whether known or unknown, suspected or unsuspected, fixed or contingent, apparent or concealed, arising out of any act or omission occurring before Executive’s execution of this Agreement, including but not limited to any claims based on, arising out of, or related to the following: Executive’s application for employment with Irvine Sensors; federal, state or local laws that prohibit harassment or discrimination on the basis of race, national origin, religion, sex, gender, age, marital status, military status, disability, perceived disability, ancestry, sexual orientation, family and medical leave, or any other form of harassment or discrimination or related cause of action (including but not limited to failure to maintain an environment free from

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discrimination, harassment and retaliation, whistle-blowing protection, inappropriate comments or touching and/or on or “off-duty” conduct of Irvine Sensors employees or agents); statutory or common law claims of any kind, including but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, The Civil Rights Act of 1991, The Americans with Disability Act of 1990, as amended; the Age Discrimination in Employment Act, as amended; the Older Workers Benefit Protection Act, as amended; the Workers Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the California Fair Employment and Housing Act (Cal. Govt. Code § 12900 et seq.), as amended; and claims for wrongful termination; contract, tort, and property rights, wages, bonuses, severance pay, sick leave, family leave, liability pay, overtime pay, life insurance, health insurance, continuation of health benefits (except for any such benefits explicitly provided hereunder), penalties, fraud, deceit, invasion of privacy, unfair competition, misrepresentation, defamation, tortious infliction of emotional distress (whether intentional or negligent), violation of public policy, or any other common law claim of any kind whatsoever. Executive represents that at the time of the execution of this Agreement, he suffers from no disability, medical or serious health condition as defined by the Americans with Disabilities Act or the Family Medical Leave Act, respectively. Executive represents that he has no work related injuries and no workers’ compensation claims he intends to bring against Executive understands that nothing contained in this Agreement will be interpreted to prevent his from filing a charge with a governmental agency or participating in or cooperating with an investigation conducted by a governmental agency. However, Executive agrees he is waiving the right to monetary damages or equitable relief awarded as a result of any such proceeding. The Parties agree and acknowledge that the release contained in this Section does not apply to any vested rights Executive may have under the Irvine Sensors Corporation Cash or Deferred & Stock Bonus Plan.

4.2. Mistakes in Fact; Voluntary Consent. Executive expressly and knowingly acknowledges that, after the execution of this Agreement, he may discover facts different from or in addition to those that he now knows or believes to be true with respect to the claims released in this Agreement. Nonetheless, this Agreement shall be and remain in full force and effect in all respects, notwithstanding such different or additional facts, Executive intends to fully, finally, and forever settle and release those claims released in this Agreement and he/she shall not be entitled to set aside this Agreement or be entitled to recover any damages on that account. In furtherance of such intention, the release given in this Agreement shall be and remain in effect as a full and complete release of such claims, notwithstanding the discovery and existence of any additional or different claims or facts and Executive assumes the risk of misrepresentations, concealments, or mistakes of fact or law.

4.3. Section 1542 of the California Civil Code. Executive expressly waives any and all rights and benefits conferred upon him by Section 1542 of the California Civil Code, which states as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

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4.4. No Lawsuits. Executive agrees to take any and all steps necessary to insure that no lawsuit arising out of any claim released herein shall ever be prosecuted by Executive or on Executive’s behalf in any forum.

5. Disputed Rights. This Agreement represents a settlement and compromise of the claims that may exist between the Parties and that by entering into this Agreement, no Party admits or acknowledges the existence of any liability or wrongdoing, all such liability or wrongdoing being expressly denied. No provision of this Agreement shall be construed as an admission or concession of any liability or wrongdoing or of any preexisting liability or wrongdoing.

6. No Disparagement. Executive agrees that he will not knowingly disparage Irvine Sensors or the Company Parties or otherwise make statements whether or not such statements are thought to be (or are) true with respect to Irvine Sensors business or human resources practices, policies and procedures, and whether or not such statements are made publicly, privately, subject to confidentiality obligations, or otherwise, which could tend to harm or injure the personal or business reputation, or business, of the Company Parties.

7. ADEA Waiver. Plaintiff specifically agrees and acknowledges: (a) that his waiver of rights under this Agreement is knowing and voluntary as required under the Age Discrimination in Employment Act, 29 U.S.C. § 621 et. seq. and the Older Workers Benefit Protection Act; (b) that he understands the terms of this Agreement; (c) that Irvine Sensors advises Executive to consult with an attorney prior to executing this Agreement; (d) that Irvine Sensors has given him a period of up to twenty-one (21) days within which to consider this Agreement; (e) that, following his execution of this Agreement, he has seven (7) days in which to revoke this agreement to this Agreement by hand delivering a written revocation to the Chief Executive Officer of the Company, and that, if he chooses not to so revoke, the Agreement shall then become effective and enforceable and the payments listed above shall then be made to him in accordance with the terms of this Agreement; and (f) nothing in this Agreement shall be construed to prohibit Executive from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with a government agency or the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission. However, Executive agrees he is waiving the right to monetary damages or other equitable or monetary relief (including reinstatement) as a result of such proceedings.

8. General Provisions. The Parties further represent and agree as follows:

8.1. Independent Advice from Counsel. Each of the Parties has received prior independent legal advice from legal counsel of such Party’s choice with respect to the advisability of making the settlement provided for in this Agreement and with respect to the advisability of executing this Agreement. Each Party shall bear his or its attorneys’ fees and costs incurred in connection with this Agreement.

8.2. Non-Reliance on Other Parties. Except for those expressly set forth in this Agreement, no Party has made any statement or representation to any other Party regarding a fact relied on by the other Party in entering into this Agreement, and no Party has relied on any statement, representation, or promise of any other Party, or of any representative or attorney for any other Party, in executing this Agreement.

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Executive’s Initials

8.3. Negotiated Agreement. The terms of this Agreement are contractual, not a mere recital, and are the result of mutual negotiations between the Parties. Accordingly, no Party shall be deemed the drafter of this Agreement.

8.4. Severability. In the event that any provision of this Agreement should be held to be void, voidable, unlawful, or for any other reason unenforceable, the remaining provisions or portions of this Agreement shall remain in full force and effect.

8.5. Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the heirs successors and assigns of the Parties hereto and each of them. In the case of the Company, this Agreement is intended to release and inure to the benefit of the Company and the Company Parties.

8.6. Modifications. No modification, amendment, or waiver of any of the provisions contained in this Agreement, or any future representation, promise, or condition in connection with the subject matter of this Agreement, shall be binding upon any Party to this Agreement unless made in writing and signed by such Party or by a duly authorized officer or agent of such Party.

8.7. Accord and Satisfaction. This Agreement is intended to be final and binding between the Parties hereto, and is further intended to be effective as a full and final accord and satisfaction between them. Each Party relies on the finality of this Agreement as a material factor inducing that Party’s execution of this Agreement.

8.8. Headings. The descriptive headings of the paragraphs in this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

8.9. Applicable Law; Venue. This Agreement shall be governed by the laws of the State of California without taking into account conflict of law principles. Any action to enforce, interpret or evade the terms of this Agreement shall be exclusively brought in Orange County Superior Court.

8.10. Integration. This Agreement constitutes a single, integrated written contract expressing the entire Agreement of the Parties concerning the subject matter referred to his/herein. No agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any Party to this Agreement, except as specifically set forth in this Agreement. All prior and contemporaneous discussions, negotiations, and agreements are merged and integrated into, and are superseded by, this Agreement.

8.11. No Transfer/Assignment of Claims. Executive warrants and represents that he/she has not assigned or transferred to any person or entity all or any part of or any interest in any claim released under this Agreement.

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8.12. Knowing and Voluntary Agreement. Each Party acknowledges that he or it is entering into this Agreement knowingly and voluntarily after having had an opportunity to negotiate with regard to the terms of this Agreement, to receive legal and other advice with regard to it, to carefully read and consider its terms, and to make such investigation of the facts pertaining to the settlement and this Agreement as such Party deems necessary or desirable.

8.13. Counterparts. This Agreement may be executed and delivered in any number of counterparts or copies (“counterpart”) by the Parties to this Agreement. When each Party has signed and delivered at least one counterpart to the other Party to this Agreement, each counterpart shall be deemed an original and, taken together, shall constitute one and the same Agreement, which shall be binding and effective as to the Parties to this Agreement.

EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS CAREFULLY READ AND VOLUNTARILY SIGNED THIS AGREEMENT, THAT HE HAS HAD AN OPPORTUNITY TO CONSULT WITH AN ATTORNEY OF HIS CHOICE, AND THAT HE SIGNS THIS AGREEMENT WITH THE INTENT OF RELEASING IRVINE SENSORS AND THE COMPANY PARTIES FROM ANY AND ALL CLAIMS.

IN WITNESS WHEREOF, the Parties hereto have approved and executed this Agreement, effective as of the Effective Date.

Executive:	Company:

/s/ JOHN J. STUART, JR.	/s/ BILL JOLL
John J. Stuart, Jr.	By:	Bill Joll
Dated: OCTOBER 25, 2011	Its:	President and CEO
Dated: OCTOBER 25, 2011

/s/ JJS
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